Live Ventures Reports Fiscal First Quarter 2025 Financial Results

LAS VEGAS, February 6, 2025 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal first quarter 2025 ended December 31, 2024.

Fiscal First Quarter 2025 Key Highlights:
•Revenue was $111.5 million, compared to $117.6 million in the prior year period
•Net income was $0.5 million and diluted earnings per share (“EPS”) was $0.16, compared to the prior year period net loss of $0.7 million and loss per share of $0.22. Net income for the first quarter 2025 includes a $2.8 million gain on the settlement of the earnout liability related to the Precision Metal Works, Inc. (“PMW”) acquisition and a $0.7 million gain on the settlement of PMW seller notes
•Adjusted EBITDA¹ was $5.7 million, compared to $8.7 million in the prior year period
•Total assets of $395.5 million and stockholders’ equity of $73.3 million as of December 31, 2024
•Approximately $31.1 million of cash and availability under the Company’s credit facilities as of December 31, 2024

“Both our Retail-Entertainment and Steel Manufacturing segments delivered improved operating performance in the first quarter, with increases in operating income and operating margins as compared to the prior year period. However, high interest rates and a slowdown in the housing market continued to impact our Retail-Flooring and Flooring Manufacturing segments, as reduced consumer demand weighed on performance,” commented David Verret, Chief Financial Officer of Live Ventures.

“We are pleased with the operating improvements achieved in our Retail-Entertainment and Steel Manufacturing segments during the first quarter. That said, industry-specific headwinds are impacting our Retail-Flooring and Flooring Manufacturing segments. To address this, we are implementing additional measures to enhance the efficiency of our flooring businesses,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “Despite these challenges, we remain confident in the long-term strength of our businesses.”

First Quarter FY 2025 Financial Summary (in thousands except per share amounts)
	For the three months ended December 31,
	2024	2023	% Change
Revenue	$ 111,508	$ 117,593	-5.2%
Operating income	$ 762	$ 3,541	-78.5%
Net income (loss)	$ 492	$ (682)	172.1%
Diluted earnings (loss) per share	$ 0.16	$ (0.22)	172.7%
Adjusted EBITDA¹	$ 5,744	$ 8,696	-33.9%

¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Revenue decreased approximately $6.1 million, or 5.2%, to approximately $111.5 million for the quarter ended December 31, 2024, compared to revenue of approximately $117.6 million in the prior year period. The decrease is attributable to the Flooring Manufacturing, Retail-Flooring, and Steel Manufacturing segments, which decreased by approximately $6.7 million in the aggregate.
Operating income was approximately $0.8 million for the quarter ended December 31, 2024, compared with operating income of approximately $3.5 million in the prior year period. The decrease in operating income is primarily attributable to the decrease in revenue and increased general and administrative expenses in the Retail-Flooring segment. The decrease in operating income was partially offset by increased operating income in the Retail-Entertainment and Steel Manufacturing segments.
For the quarter ended December 31, 2024, net income was approximately $0.5 million, and diluted EPS was $0.16, compared with net loss of approximately $0.7 million and loss per share of $0.22 in the prior year period. The increase in net income is primarily attributable to a $2.8 million gain on the settlement of the earnout liability related to the PMW acquisition and a $0.7 million gain on the settlement of PMW seller notes.
Adjusted EBITDA¹ for the quarter ended December 31, 2024 was approximately $5.7 million, a decrease of approximately $3.0 million, or 33.9%, compared to the prior year period. The decrease in adjusted EBITDA is primarily due to an overall decrease in operating income.
As of December 31, 2024, the Company had total cash availability of $31.1 million, consisting of cash on hand of $7.4 million and availability under its various lines of credit of $23.7 million.
First Quarter FY 2025 Segment Results (in thousands)

	For the three months ended December 31,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 21,273	$ 20,586	3.3%
Retail - Flooring	31,747	34,319	-7.5%
Flooring Manufacturing	25,996	29,245	-11.1%
Steel Manufacturing	32,435	33,354	-2.8%
Corporate & Other	57	89	-36.0%
Total Revenue	$ 111,508	$ 117,593	-5.2%

	For the three months ended December 31,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 3,408	$ 3,143	8.4%
Retail - Flooring	(2,174)	90	N/A
Flooring Manufacturing	(81)	945	-108.6%
Steel Manufacturing	1,166	982	18.7%
Corporate & Other	(1,557)	(1,619)	3.8%
Total Operating Income	$ 762	$ 3,541	-78.5%

	For the three months ended December 31,
	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 3,810	$ 3,667	3.9%
Retail - Flooring	(971)	$ 1,303	-174.5%
Flooring Manufacturing	750	1,877	-60.0%
Steel Manufacturing	2,801	2,802	0.0%
Corporate & Other	(646)	(953)	32.2%
Total Adjusted EBITDA¹	$ 5,744	$ 8,696	-33.9%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	17.9%	17.8%
Retail - Flooring	-3.1%	3.8%
Flooring Manufacturing	2.9%	6.4%
Steel Manufacturing	8.6%	8.4%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	5.2%	7.4%
as a percentage of revenue

Retail – Entertainment
Retail-Entertainment segment revenue for the quarter ended December 31, 2024 was approximately $21.3 million, an increase of approximately $0.7 million, or 3.3%, compared to prior year period revenue of approximately $20.6 million. Revenue increased primarily due to increased consumer demand for used products. The increase in used products contributed to the increase in gross margin to 56.6% for the quarter ended December 31, 2024, compared to 56.0% for the prior year period. Operating income for the quarter ended December 31, 2024 was approximately $3.4 million, compared to operating income of approximately $3.1 million for the prior year period.
Retail – Flooring
The Retail-Flooring segment revenue for the quarter ended December 31, 2024, was approximately $31.7 million, a decrease of approximately $2.6 million, or 7.5%, compared to the prior year period revenue of approximately $34.3 million. The decrease was primarily due to reduced demand. Gross margin for the quarter ended December 31, 2024 was 37.2%, compared to 38.0% for the prior year period. The decrease in gross margin was primarily driven by a change in product mix. Operating loss for the quarter ended December 31, 2024 was approximately $2.2 million, compared to operating income of approximately $0.1 million for the prior year period. The increase in operating loss was primarily due to additional wages and other general and administrative costs during the quarter ended December 31, 2024.
Flooring Manufacturing

Revenue for the quarter ended December 31, 2024 was approximately $26.0 million, a decrease of approximately $3.2 million, or 11.1%, compared to prior year period revenue of approximately $29.2 million. The decrease in revenue was primarily due to reduced consumer demand. Gross margin was 21.2% for the quarter ended December 31, 2024, compared to 22.0% for the prior year period. The decrease in gross margin was primarily due to changes in product mix. Operating loss for the quarter ended December 31, 2024 was approximately $0.1 million, compared to operating income of approximately $0.9 million for the prior year period.
Steel Manufacturing
Revenue for the quarter ended December 31, 2024 was approximately $32.4 million, a decrease of approximately $0.9 million or 2.8%, compared to prior year period revenue of approximately $33.4 million. The decrease was primarily due to reduced customer demand, partially offset by incremental revenue of $3.1 million at Central Steel Fabricators, LLC (“Central Steel”), which was acquired in May 2024. Gross margin was 18.3% for the quarter ended December 31, 2024, compared to 15.8% for the prior year period. The increase in gross margin was primarily due to strategic price increases, as well as the acquisition of Central Steel. Operating income for the quarter ended December 31, 2024 was approximately $1.2 million, compared to operating income of approximately $1.0 million in the prior year period.
Corporate and Other
Revenue for the quarter ended December 31, 2024 was approximately $57,000, a decrease of approximately $32,000, or 36.0%, compared to prior year period revenue of approximately $89,000. Operating loss for the quarters ended December 31, 2024 and 2023 were approximately $1.6 million.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	December 31, 2024	September 30, 2024
	(Unaudited)
Assets
Cash	$ 7,407	$ 4,601
Trade receivables, net of allowance for doubtful accounts of $1.4 million at December 31, 2024 and $1.5 million at September 30, 2024	38,040	46,861
Inventories, net	123,389	126,350
Prepaid expenses and other current assets	3,594	4,123
Total current assets	172,430	181,935
Property and equipment, net	81,527	82,869
Right of use asset - operating leases	55,113	55,701
Deposits and other assets	1,455	787
Intangible assets, net	23,847	25,103
Goodwill	61,152	61,152
Total assets	$ 395,524	$ 407,547
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 28,478	$ 31,002
Accrued liabilities	30,548	31,740
Income taxes payable	1,483	948
Current portion of lease obligations - operating leases	13,219	12,885
Current portion of lease obligations - finance leases	467	368
Current portion of long-term debt	39,595	43,816
Current portion of notes payable related parties	7,670	6,400
Seller notes - related parties	—	2,500
Total current liabilities	121,460	129,659
Long-term debt, net of current portion	54,339	54,994
Lease obligation long term - operating leases	46,566	50,111
Lease obligation long term - finance leases	42,200	41,677
Notes payable related parties, net of current portion	6,871	4,934
Seller notes - related parties	41,119	40,361
Deferred tax liability, net	5,812	6,267
Other non-current obligations	3,882	6,655
Total liabilities	322,249	334,658
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at December 31, 2024 and September 30, 2024, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,115,674 and 3,131,360 shares issued and outstanding at December 31, 2024 and September 30, 2024, respectively	2	2
Paid in capital	69,743	69,692
Treasury stock common 710,373 and 694,687 shares as of December 31, 2024 and September 30, 2024, respectively	(9,229)	(9,072)
Treasury stock Series E preferred 80,000 shares as of December 31, 2024 and September 30, 2024	(7)	(7)
Retained earnings	12,766	12,274
Total stockholders' equity	73,275	72,889
Total liabilities and stockholders' equity	$ 395,524	$ 407,547

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended December 31,
	2024	2023
Revenue	$ 111,508	$ 117,593
Cost of revenue	76,146	81,266
Gross profit	35,362	36,327

Operating expenses:
General and administrative expenses	30,071	27,679
Sales and marketing expenses	4,529	5,107
Total operating expenses	34,600	32,786
Operating income	762	3,541
Other expense:
Interest expense, net	(4,162)	(4,163)
Gain on settlement of seller notes	713	—
Gain on settlement of earnout liability	2,840	—
Other income (expense)	420	(284)
Total other expense, net	(189)	(4,447)
Income (loss) before provision for income taxes	573	(906)
Provision (benefit) for income taxes	81	(224)
Net Income (loss)	$ 492	$ (682)

Income (loss) per share:
Basic and diluted	$ 0.16	$ (0.22)

Weighted average common shares outstanding:
Basic	3,124,581	3,163,541
Diluted	3,124,820	3,163,541

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended
	December 31, 2024	December 31, 2023
Net income (loss)	$ 492	$ (682)
Depreciation and amortization	4,415	4,295
Stock-based compensation	50	50
Interest expense, net	4,162	4,163
Income tax expense (benefit)	81	(224)
Debt refinancing costs	—	183
Gain on extinguishment of debt	(713)	—
Gain on write-off of earnout	(2,840)	—
Acquisition costs	97	406
Adjusted EBITDA	$ 5,744	$ 8,696